ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (hereinafter sometimes referred to as "this Agreement") is executed as of August 2, 2000, and is effective as of the closing of the purchase, by and between, Century Rubber, LLC, a limited liability California corporation (hereinafter referred to as "Seller") and Industrial Rubber Innovations, Inc., a Florida corporation, (hereinafter referred to as "Buyer");

     WHEREAS, Industrial Rubber Innovations, Inc. is currently in the business of marketing and developing rubber products with certain unique qualities.

     WHEREAS, Century Rubber, LLC ("Seller") owns the intellectual and proprietary information (Exhibit 1) that are marketed by Industrial Rubber Innovations, Inc.("Buyer").

     WHEREAS, Industrial Rubber Innovations, Inc. has entered into an agreement to sell virtually all of its outstanding shares to Pacific Charter Financial Services Corporation and the purchase is contingent upon all intellectual and proprietary information being owned by the Buyer.

     WHEREAS, the principals of Century Rubber, LLC are Nancy Sheo and Steven Tieu and officers and directors of Industrial Rubber Innovations, Inc.

     WHEREAS, Century Rubber LLC wishes to sell all of its assets and all of the business currently conducted by it (all such business hereinafter sometimes referred to as "the Acquired Assets") to Buyer in exchange for the consideration stated herein and the assumption by Buyer of certain liabilities (to the extent disclosed in this Agreement) of Seller as herein provided;

     WHEREAS, Buyer wishes to acquire such assets and business of Seller, all as hereinafter more fully set forth; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually convenant and agree as follows:

                                    SECTION I
                             ASSETS TO BE PURCHASED

     1. DESCRIPTION OF PURCHASE ASSETS. On the terms and subject to the conditions herein, Seller agrees to sell, convey, transfer, assign, set over and deliver to Buyer on the Closing Date effective as of the Effective Time (as said terms are defined in Section 6.1 and 6.2 hereof) all of the assets and goodwill owned and operated by Seller and used or intended for use in the operation of the Century Rubber LLC business (the Acquired Business"), real and personal, tangible and intangible, of every kind, nature and description, and wheresoever situated, whether or not carried or reflected on the books of Seller, or on the Balance Sheet (as such term is defined in Article IX hereof), including, but not limited to the following:


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  a.     All  intellectual  property of Nancy Sheo and Steven Tieu, all research and development work completed or in process for certification listed in Exhibit "1" herein, including but not limited to plans, controlling documents, material specifications, process specifications, detail design drawings, tooling planning list, tooling design drawings, manufacturing engineering manual test reports and test results, engineering reports, quality control manual, distributorship agreements and marketing documentation, certification documentation, computer programming and hardware, inventory of raw materials, supplies, purchased parts, concepts, designs, work-in-process, and finished products, including without limitation.

b. the right to use the name Veraton and Century Rubber and all derivations of each thereof and all trade names, trademarks, service marks and applications for any thereof.

c.     licenses  and permits as may be permitted by regulatory authorities.

d. all of Seller's right, title and interest in all inventions, patents, patent rights, applications for patents, trademarks, trade names, copyrights, applications for copyright, production rights, manufacturing rights, reproduction rights, similar rights, trade secrets, know how, processes, formula, licenses, permits, and designs;

e. corporate seal, minute books and stock record book, and all other records and reports relating to the assets purchased and the liabilities assumed by Buyer, all printed and other advertising, sales and promotional materials, and all stationary and other imprinted material and office supplies, signs, and catalogues, circulars, business records and supplies, and the right to receive mail and other communications and shipments of merchandise addressed to Seller and the rights to telephone numbers, and all computer programs, computer software, computer manuals, flowcharts, printouts, data files, programs documentation and all other related materials of Seller and all copies of each thereof;

f. all other assets or interests to which Seller has any right by ownership, use o otherwise, or in which Seller has a conveyable or assignable interest on the Closing Date.

     Said assets, properties, interests, and business of Seller to be sold, conveyed, transferred, assigned, set over and delivered to Buyer on the Closing Date are herein sometimes collectively called the "Purchased Assets".

                                   SECTION II
                     PURCHASE  PRICE OF THE  PURCHASE ASSETS
                          AND ASSUMPTION OF LIABILITIES

1.     PURCHASE  PRICE.

A. AMOUNT OF PURCHASE PRICE. The purchase price is $,1,000,000 which shall be paid in ten (10) installments. One-half of the first installment, $50,000, shall be paid within twenty business (20) days from signing herein, and $50,000 from proceeds of the Regulation D, Rule 506 Private Placement Memorandum for a total of $100,000. The second half of the first installment of $50,000 payment is due no later than 45 days from the date of the Regulation D, Rule 506 Private Placement Memorandum. The balance of $900,000 shall be due and payable, in equal installments of $100,000, on August 1st for nine years. (the "Purchase Price").

1. In the event this transaction does not close either at the Closing date or any extension thereto, the assets listed as Exhibit 1 herein, shall be returned to the Seller and any payments made shall be refundable in full to Buyer.

1.     Buyer  may  extend  an  additional  ten business (10) days, if necessary.

2. Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes, including financial and tax purposes in the manner reasonably determined by the Buyer's accountant, with the approval of Seller's accountants, which approval shall not be unreasonably withheld. The parties hereto further agree to utilize the foregoing allocation of the Purchase Price in filing any and all necessary reports with the Secretary of the Treasury under Section 1060(b) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   SECTION III
                        ASSUMPTION OF CERTAIN LIABILITIES
                           CERTAIN RELATED TRANSACTION

     Anything to the contrary in this Agreement or otherwise notwithstanding, Buyer shall not assume and shall have no liability with respect to any liabilities or obligations of Seller which are not expressly assumed by Buyer pursuant to this Section III.

                                   SECTION IV
                          ASSIGNMENT OF CONTRACT RIGHTS

1. In connection with the sale and transfer of the Purchased Assets and on the terms and subject to the conditions herein expressed, Seller will assign, or cause to be assigned, to Buyer all of Seller's right, title and interest in and to all contracts, leases and other agreements to be assumed by Buyer hereunder, and all guaranties, warranties and service contracts relating to the Purchased Assets. The assets are to be delivered free and clear of indebtedness of any kind.

                                    SECTION V
                   CONDITIONS TO CLOSING APPLICABLE TO SELLER

1. Correctness of Warranties, etc. The warranties and representations made by Seller herein or in any Exhibit or list or information required to be delivered pursuant hereto shall be true and correct in all material respects on, and as, of the Closing Date with the same effect as if such warranties and representations had been made on, and as of, the Closing Date, and Seller shall have in all material respects, performed and complied with all agreements, covenants and conditions on their parts required to be performed or complied with on, or prior to, the Closing Date.

2. No Undisclosed Liabilities, etc. On the Closing Date, Seller shall have no knowledge of any material liability (or reasonable basis therefor) of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller (pursuant to generally accepted accounting principles) other than those disclosed in the Financial Statements, the Exhibits hereto, those incurred in the ordinary course of its business, and those agreed to in writing by Buyer.

3. Non Commit. Seller shall not sign or commit the company on any contract or agreement, nor pay any compensation, including but not limited to back salaries, vacation pay, severance pay or bonuses, nor make any extraordinary purchases, note payments, lease payments, stock options, stock warrants, or special vendor considerations prior to the Closing, except those payments approved by Buyer in writing.

4.     Taxes  are  to  be  paid  current.

                                   SECTION VI
                    CONDITIONS TO CLOSING APPLICABLE TO BUYER

1. CORRECTNESS OF WARRANTIES, ETC. The warranties and representations made by Buyer herein or in any Exhibit or list or information required to be delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and Seller shall have in all material respects, performed and complied with all agreements, covenants and conditions on their parts required to be performed or complied with on or prior to the Closing Date.

                                   SECTION VII
                                   THE CLOSING

1. CLOSING DATE. Closing of this transaction shall take place August 2, 2000, which date shall be considered the effective date of this Contract of Sale.

2. CHANGES. Agreements to change or extend times and places permitted by this section may be made by an instrument or instruments in writing signed by an officer of Buyer and an officer of Seller authorized to sign such a document.

3. Assignment. This Asset Purchase Agreement may be conveyed to a subsidiary or affiliated corporation of Buyer before the Closing of this transaction with the approval of Seller.

                                  SECTION VIII
                            DELIVERIES AT THE CLOSING

1. DELIVERIES BY SELLER. At the closing on the Closing Date, Seller shall deliver to Buyer, in addition to the other items specified elsewhere in this Agreement.

a.     Company  corporate  seal.
b.     Minute  book.
c.     Books  and  records.
d.     Corporate  name  of  Century  Rubber,  LLC
e. All drawings, designs, research and development of the Nancy Sheo and Steven Tieu.
f.     Licenses  and  permits  as  may  be  permitted by regulatory authorities.
g.     Raw  materials,  if  any.
h. Off balance sheet assets and intangibles, including but not limited to plans, controlling documents, material specifications, process specifications, design drawings, tooling planning list, tooling design drawings, manufacturing engineering manual, manufacturing planning documents, test reports and test results, engineering reports, quality control manual,, distributorship agreements and marketing documentation, registered US trademarks/copyrights, patents, patents applied for and certification documentation.

                                   SECTION IX
                        POST CLOSING COVENANTS OF SELLERS

1. Twenty (20) days after the Closing Buyer shall deliver to Seller $50,000, which represents one-half of the first installment of this Asset Purchase Agreement. The second half of the first installment of $50,000 payment is due no later than 45 days from the date of the Regulation D, Rule 506 Private Placement Memorandum, for a total of $100,000.

2. Further Assurances. Upon the reasonable request of Buyer at any time and from time to time after the Closing Date, Seller will forthwith at Buyer's expense, execute and deliver such further instruments of assignments, transfer, conveyance, endorsement, direction or authorization and do all things necessary or proper as Buyer or its counsel may reasonably request, in order to vest, perfect or confirm, of record or otherwise, the right, title and interest of Buyer, its successor and assigns, in and to the Company's assets and the assignment to, and assumption by Buyer of the franchises, agreements, contracts, and commitments to be assigned to, and assumed by Buyer to carry out the purpose of this Agreement.

                                    SECTION X
                         POST CLOSING COVENANTS OF BUYER

     Buyer to assume possession of the assets at closing. Seller entrusts the assets to Buyer to be returned in not less the condition received should there be a default of payment of the Promissory Note.

                                   SECTION XI
                                 BULK SALES LAWS

     Seller hereby represents and warrants that on the Closing Date the fair market value of Seller's assets, or the value thereof on the books of Seller, whichever is the lesser amount, exceed the total amount of Seller's liabilities, and that the proceeds to Seller from the sale of the Purchased Assets contemplated in this Agreement will be applied first to the debts of Seller (to the extent not assumed by Buyer hereunder) associated with or related to such Purchased Assets. In consideration of such representations and warranty by Seller, Buyer hereby waives any compliance with the bulk sales law of any state or other jurisdiction which might be applicable to the transaction contemplated in this Agreement, subject to the agreement that nothing in this Section shall estop or prevent Buyer from asserting as a bar or defense to any action or proceeding brought under that law that it is not applicable to the sale contemplated under this Agreement, provided however that Seller shall indemnify and hold harmless Buyer with respect to any and all liability, including guarantees, which may arise as a result of the application of any such bulk sales law, the intent of this provision being that Seller will maintain Buyer in such financial condition as would have resulted had such compliance taken place.

                                   SECTION XII
                                 INDEMNIFICATION

     1. INDEMNITY BY SELLER. Seller agrees to indemnify and hold harmless Buyer against any loss, damage or expense (including reasonable attorney's fees) suffered by Buyer, its successors or assigns resulting from:

a.     any  breach  by  Seller  of  this  Agreement.
b. any inaccuracy in, or breach of, any of the representations, warranties or covenants made by Seller herein or in any Exhibit hereto.
c. any inaccuracy or misrepresentation in any certificate or information required to be delivered hereunder by Seller in accordance with any provision of this Agreement.
d. any suit in which Buyer becomes involved alone, or in conjunction with Seller, and resulting directly or indirectly from the alleged failure of Seller to pay any of the alleged liabilities or obligations of Seller or to fulfill any alleged contractual obligation of Seller; or
e. any claim, demand, administrative proceeding or suit against Buyer, including, without limitation, any tort claim or demand and any claim or liability arising out of the manufacture, sale or licensing of products or the performance of services by Seller, to the extent that the acts, deeds, omissions or contractual undertakings giving rise to such claim, demand, or liability were acts, deeds, omissions or contractual undertakings by Seller, which shall have transpired, occurred or been done, performed or omitted prior to the Effective Time, other than the liability for which has been assumed by Buyer.

                                  SECTION XIII
                              SECURITY AGAINST LOSS

     Buyer hereby pledges the assets being acquired under this Asset Purchase Agreement, and listed in Exhibit "I" herein, as security for the Promissory Note being delivered to Seller at closing.

                                   SECTION XIV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Sellers' warranties and representations to, and covenants with, Buyer and its successors and assigns (which warranties, representations and covenants together with the other warranties, representations and covenants of Seller set forth in this Agreement, or contained in any exhibit hereto, or in any certificate or other document required to be delivered to Buyer by Seller, pursuant to this Agreement) shall, except as otherwise expressly provided herein, survive the closing hereof as follows:

     1. ORGANIZATION, ETC. Seller is a California limited liability corporation, duly organized, validly existing and in good standing under the laws of California and has the powers and all licenses, permits, authorizations and approvals (governmental, corporate or otherwise) necessary to own and operate its properties and to carry on the Business as it is now being conducted and has the authorization to enter into this Asset Purchase Agreement.

     2. GOOD TITLE, ETC. Except as disclosed on Exhibit (III) Seller will have good and marketable title, to all of the Purchased Assets, subject to no mortgages, pledges, liens, encumbrances or other charges of any kind, except as stated herein. The Purchased Assets to be conveyed to Buyer on the Closing Date shall be free of mortgages, pledges, liens, encumbrances or charges of any kind, except as disclosed on Exhibit 3.

     3. NO LITIGATION. There is no litigation at law or in equity, no arbitration proceedings and no proceedings before any commission or other administrative or regulatory authority pending, or to the knowledge of Seller threatened against or affecting the Purchased Assets or Business or Seller's right to carry on such businesses as conducted on the date hereof. Seller is not in default with respect to any order, writ, injunction or decree of any Federal, state, local or foreign court, department, agency or instrumentality. Seller is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

     4. NO UNDISCLOSED LIABILITIES. Except as identified and attached hereto as Exhibit III, as of the date hereof Seller had, and as of the Closing Date Seller will have, no material liability of any nature, whether accrued, absolute, contingent or otherwise, relating to the Acquired Business not disclosed in this Agreement or any certificate, exhibit or other instrument or list or information required to be furnished by Seller pursuant to this Agreement.

     5. CONTRACTS AND COMMITMENTS. Except as shown in Exhibit II, Seller is not a party to any written or oral contracts or agreements. Seller has furnished or made available to Buyer true and correct copies of all documents described in said Exhibit.

     6. NO DEFAULT. Seller is not, on the date hereof, and on the Closing Date it will not be, in default under or in breach of the terms or conditions of any lease, contract, or other agreement, obligation or liability to be assumed by Buyer, and there has not occurred, any event which after the giving of notice, or the lapse of time, or both would constitute a default under, or a breach of, any of such leases, contracts, or other agreements, assumed obligations or assumed liabilities.

     7. OWNERSHIP OF ESSENTIAL ASSETS: PRESENCE OF ESSENTIAL ASSETS. Except as reflected on Exhibit 1, with respect to the Acquired Business of Seller, there is no material asset: (i) used by Seller in the conduct of the Acquired Business or (ii) without which the Acquired Business of Seller could not be conducted as presently conducted, which is not either owned by Seller or leased to Seller under any of the leases listed in Exhibit II, except as otherwise disclosed in this Agreement: all such assets owned or used by Seller are encompassed within the Purchased Assets and are on the date hereof, and on the Closing Date will be, in as good operating condition and repair, ordinary wear and tear excepted, as they are on the date hereof. On the Closing Date, Seller will deliver to Buyer all of the Purchased Assets.

     8. APPROVAL. Seller, at the time of closing will have taken all requisite legal action to approve this Agreement and the transactions contemplated by this Agreement, and there shall have at the time of closing been delivered to Purchaser certified copies of the resolutions duly adopted in connection therewith.

     9. RELIANCE. All documents, records and other information attached as Exhibits hereto have been prepared by Seller and furnished to Buyer by Seller, and fairly, accurately and completely present (in a manner consistent with prior periods) the matters purported to be presented therein. Seller acknowledges that such documents were furnished at the request of Buyer and that such documents, records and other information have been relied upon by Buyer in connection with Buyer's execution and delivery of this Agreement.

                                   SECTION XV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer  warrants  and  represents  to  and covenants with Seller as follows:

     1. ORGANIZATION, ETC. Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to enter into this Agreement and the transactions contemplated hereby.

     2. APPROVALS. At the time of closing Buyer will have taken all requisite corporate action to approve this Agreement and the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby do not, and will not, violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the certificate of incorporation or by-laws of Buyer or any statute, regulation or any court or administrative order or process, or any agreement or instrument to which Buyer is a party, or by which it, or its properties or assets is bound or result in the creation of any lien, charge or encumbrance upon any of the assets of Buyer under any of the foregoing.

                                   SECTION XVI
                                  MISCELLANEOUS

     1.     TERMINATION.  This  Agreement  may  be terminated under any of   the
following  circumstances  by  notice  given  on  or  before  the  Closing  Date:

1. Buyer shall have the right to terminate if, during the period until the Closing Date, Buyer shall learn of any fact or condition which is materially at a variance with one or more of the warranties or representations of Seller set forth in this agreement, or Seller shall fail to perform any of the covenants set forth in this Agreement.

2. INCORPORATION OF EXHIBITS. This Agreement shall be deemed to have incorporated by reference all of the Exhibits referred to herein to the same extent as if such Exhibits were fully set forth herein. Each reference herein to "the Agreement" or "this Agreement" shall be construed to include each such Exhibit.

     3. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement and the Exhibits attached hereto represent the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede any prior agreement and understanding between the parties (whether oral or written) with respect to that subject matter. This Agreement may not be amended or modified except by a written instrument executed by an authorized representative of Buyer and Seller.

     4. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto, and their respective successors, heirs, and personal and legal representatives; but no assignment shall relieve any party of its obligations hereunder. Buyer shall have the right to assign its rights and obligations under this Agreement to one or more subsidiaries of Buyer, provided however that Buyer hereby unconditionally guarantees the performance by such assignee or assignees of each and every obligation of Buyer under this Agreement. If such assignment to one or more subsidiaries is made by Buyer, the term "Buyer" as used herein shall refer to the assignee or assignees of this Agreement.

     5. GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of California.

     6. COUNTERPARTS. This Agreement may be executed simultaneously and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.     CONFIDENTIALITY  AND  NONCOMPETITION  AGREEMENT.

1. For a period of five (5) years from the Closing Date, Shareholders Steven Tieu, Nancy Sheo and Dave Foran shall not, without the prior written consent of the Buyer, do any of the following:

1. Enter into, be engaged, directly or indirectly, as an employee, independent contractor, stockholder, owner, or officer, in any business or undertaking which owns, operates, and/or controls (in whole or in part) anywhere in the world a rubber manufacturing or producing, selling, leasing or licensing business.

ii     Engage in any activity which competes with the Business and/or the Assets being sold and/or with the business or assets of Industrial Rubber Innovations, Inc.

2. Shareholders Steven Tieu, Nancy Sheo and Dave Foran agree that in the event any of the provisions of Section XVI, 7 are held to be unenforceable, the parties agree that each of the provisions shall be deemed modified to the maximum restrictions which may be legally enforced. Without limiting the foregoing, if any provision of Sections XVI, 7 shall be held unenforceable, said invalidity shall not affect the validity of any other provisions of this Agreement.

3. Shareholders Steven Tieu, Nancy Sheo and Dave Foran agree to keep secret and confidential, and not disclose to others, or use, any and all information heretofore acquired by them relating to, or concerning: (i) the Business and/or Assets being acquired by Buyer, including but not limited to, the performance of services involved in, relating to, or concerning the operation of the Business, and/or the Assets, of Seller, the identity of the Company's customers and/or their prices, suppliers, employees, independent contractors, techniques, procedures and practices utilized in, or in connection, with the Business, their business plans, and the equipment software, sources, techniques, procedures, and practices utilized in, or in connection with, the Business and/or the Assets being acquired by Buyer and/or (ii) the Business or Assets of Industrial Rubber Innovations, Inc.; except for imparting this information to the Buyer or to the Buyer's professional advisors, or to the extent required by any statute, ordinance or applicable law.

     IN WITNESS WHEREOF, Seller and Buyer have each caused this Agreement to be duly executed on and has hereunto set their hands and seal, this 2nd day of August, 2000.

(FACSIMILE  SIGNATURES  ACCEPTED  AND  BINDING)

"BUYER"                                   "SELLER"

Industrial  Rubber  Innovations,  Inc.,              Century  Rubber, LLC,
a  Florida  corporation                              A  California  limited
                                                     liability corporation


By:  /s/  Dave Foran                                 By:  /s/  Steven Tieu
     Dave  Foran,  President                           Steven  Tieu,  President

By:  /s/  Steven Tieu                               By:  /s/  Nancy Sheo
     Steven  Tieu,  Vice  President                 Nancy  Sheo,  Vice President





The following being all of the shareholders of Century Rubber, LLC hereby (i) approve the foregoing Asset Purchase Agreement, and (ii) agree to all the confidentiality and non-compete provisions in Section XVI, 7 herein:



/s/  Steven Tieu                /s/  Nancy Sheo           /s/  Dave Foran
-----------------------         --------------------     ---------------------
Steven  Tieu                    Nancy  Sheo               Dave  Foran

                                    EXHIBIT I
                          List of Assets Being Acquired

                                   EXHIBIT II
                           CONTRACTS AND COMMITMENTS.

                                   EXHIBIT III
                            UNDISCLOSED LIABILITIES.